Exhibit 99.1

The Transportation Logistics Company

J.B. Hunt Transport Services, Inc. 615 J.B. Hunt Corporate Drive Lowell, Arkansas 72745 (NASDAQ: JBHT)	Contact:	David G. Mee Executive Vice President, Finance/Administration and Chief Financial Officer (479) 820-8363

FOR IMMEDIATE RELEASE

J. B. HUNT TRANSPORT SERVICES, INC. REPORTS RECORD REVENUES AND EARNINGS
FOR THE FIRST QUARTER 2012

■	First Quarter 2012 Revenue:	$1.17 billion; up 17%
■	First Quarter 2012 Operating Income:	$117 million; up 30%
■	First Quarter 2012 EPS:	57 cents vs. 40 cents

LOWELL, ARKANSAS, April 12, 2012 - J. B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced record first quarter 2012 net earnings of $67.7 million, or diluted earnings per share of 57 cents vs. first quarter 2011 net earnings of $50.0 million, or 40 cents per diluted share.

Total operating revenue for the current quarter was $1.17 billion, compared with $1.0 billion for the first quarter 2011.  All four segments contributed to this increase in operating revenue.  Load growth of 16% in Intermodal (JBI) and 14% in Integrated Capacity Solutions (ICS), helped drive a 20% and 30% increase in segment revenue, respectively.  Our Dedicated Contract Services (DCS) and Truck (JBT) segments increased operating revenue by 7% and 8%, respectively.  Current quarter total operating revenue, excluding fuel surcharges, increased 13% vs. the comparable quarter 2011.

Operating income for the current quarter totaled $117 million vs. $90 million for the first quarter 2011.  DCS and ICS operating incomes increased by approximately $11 million combined or more than 50% over prior year primarily due to increased revenue, utilizing assets in more profitable accounts, better overall cost controls, and productivity gained from a more experienced workforce.  JBI operating income increased by approximately $17 million on higher load volume, customer price increases and fuel surcharge recovery.

Net interest expense for the current quarter decreased by $1.4 million due to lower interest rates on comparable debt levels.  The effective income tax rate for the quarter was 38.25% compared to 38.45% last year.

“We are driven to provide relevant transportation services that meet the evolving needs of our customers’ supply chain management challenges. Changes in packaging, fuel costs, inventory levels, replenishment and end consumer point of purchase behaviors, among others, have had an effect on how our customers manage logistics.  We continue to operate under our long stated strategy of directing investments towards solutions that customers need and are willing to pay for with reasonable rates and structured contract terms. The results of the first quarter provide ongoing confirmation for this disciplined and balanced strategy,” said John N. Roberts, JBHT President and CEO.

Segment Information:

Intermodal (JBI)
■	First Quarter 2012 Segment Revenue:	$694 million; up 20%
■	First Quarter 2012 Operating Income:	$79.4 million; up 27%

Steady first quarter demand drove load growth of 16% over the prior year.   Higher fuel prices and tighter capacity in the truck market contributed to our Eastern network growth of 28%.  Transcontinental growth was 9% compared to prior year.  Overall revenue grew 20% as a result of the volume growth, fuel surcharge recovery and a 3% increase in rates.

Operating income increased 27% over prior year.  Cost increases in fuel, dray costs and dray purchase transportation were offset with steady demand, consistent rail service, improved execution on dray movements and customer price increases.  The current period ended with approximately 54,800 units of trailing capacity and more than 3,250 power units available to the dray fleet.

Dedicated Contract Services (DCS)
■	First Quarter 2012 Segment Revenue:	$256 million; up 7%
■	First Quarter 2012 Operating Income:	$28.1 million; up 51%

DCS revenue increased 7% during the current quarter while revenue excluding fuel surcharges increased 5%.  Productivity, defined as revenue per truck per week excluding fuel surcharges, increased 2% vs. 2011 and new accounts provided a net additional 149 revenue producing trucks by the end of the quarter.

Operating income increased by 51% from a year ago primarily due to the increase in revenue, productivity gains, lower safety expenses and the transfer of assets to more profitable accounts. DCS had a $1.6 million charge in the first quarter 2011 related to a customer bankruptcy.

Truck (JBT)
■	First Quarter 2012 Segment Revenue:	$128 million; up 8%
■	First Quarter 2012 Operating Income:	$4.9 million; down 16%

JBT revenue increased 8% from the same quarter 2011.  Excluding fuel surcharges, revenue for the current quarter increased by 4%. Rate per loaded mile, excluding fuel surcharges, increased 2.1% over the same period last year but was unfavorably impacted by weaker spot pricing and fewer paid empty miles.  Rates from consistent shippers improved year-over-year by 2.6%.  At the end of the current quarter our tractor count was 2,561 compared to 2,497 in 2011 due to an increase in the use of independent contractors.

Operating income for the current quarter decreased compared to the same quarter of 2011.  Lower maintenance costs and improvements in miles per gallon were offset by higher fuel costs, increases in driver and independent contractor costs, higher safety expenses, and fewer gains on equipment sales compared to the first quarter of 2011.

Integrated Capacity Solutions (ICS)
■	First Quarter 2012 Segment Revenue:	$97 million; up 30%
■	First Quarter 2012 Operating Income:	$4.1 million; up 58%

ICS revenue increased 30% vs. first quarter 2011 primarily due to a 14% increase in load volume, higher fuel costs and higher pricing in our transactional business.  Operating income increased 58% over the same period in 2011 primarily from the increased revenue, improved overhead cost controls and favorable customer collections.  Gross profit margin declined slightly to 14.3% in the current quarter vs. 14.7% last year due to increased rates paid to carriers from tighter supply and increased fuel costs. ICS’s carrier base increased 14% and our employee count increased 14.5% compared to first quarter 2011.

Cash Flow and Capitalization:
At March 31, 2012, we had a total of $702 million outstanding on various debt instruments compared to $698 million at March 31, 2011, and $749 million at December 31, 2011.

Our net capital expenditures for the first quarter 2012 approximated $84 million compared to $112 million for the first quarter 2011.  At March 31, 2012, we had cash and cash equivalents of $5.7 million.

We did not purchase any shares of our common stock during the quarter.  At March 31, 2012, we had approximately $503 million remaining under two separate share repurchase authorizations.  Actual shares outstanding at March 31, 2012 approximated 117 million.

This press release may contain forward-looking statements, which are based on information currently available.  Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2011. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason.  This press release and additional information will be available immediately to interested parties on our web site, www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31
	2012		2011
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$938,683		$831,600
Fuel surcharge revenues	227,239		169,180
Total operating revenues	1,165,922	100.0%	1,000,780	100.0%

Operating expenses
Rents and purchased transportation	556,117	47.7%	453,705	45.3%
Salaries, wages and employee benefits	250,044	21.4%	232,027	23.2%
Fuel and fuel taxes	120,554	10.3%	108,975	10.9%
Depreciation and amortization	56,120	4.8%	51,357	5.1%
Operating supplies and expenses	39,811	3.4%	36,648	3.7%
Insurance and claims	11,045	1.0%	9,847	1.0%
General and administrative expenses, net of asset dispositions	3,995	0.4%	6,880	0.7%
Operating taxes and licenses	7,142	0.6%	6,648	0.6%
Communication and utilities	4,497	0.4%	4,870	0.5%
Total operating expenses	1,049,325	90.0%	910,957	91.0%
Operating income	116,597	10.0%	89,823	9.0%
Net interest expense	6,987	0.6%	8,434	0.9%
Earnings before income taxes	109,610	9.4%	81,389	8.1%
Income taxes	41,926	3.6%	31,294	3.1%
Net earnings	$67,684	5.8%	$50,095	5.0%
Average diluted shares outstanding	119,750		123,966
Diluted earnings per share	$0.57		$0.40

Financial Information By Segment
(in thousands)
(unaudited)

	Three Months Ended March 31
	2012		2011
		% Of		% Of
	Amount	Total	Amount	Total

Revenue

Intermodal	$694,116	60%	$576,903	58%
Dedicated	255,852	22%	238,456	24%
Truck	128,156	11%	119,097	12%
Integrated Capacity Solutions	97,052	8%	74,745	7%
Subtotal	1,175,176	101%	1,009,201	101%
Intersegment eliminations	(9,254)	(1%)	(8,421)	(1%)
Consolidated revenue	$1,165,922	100%	$1,000,780	100%

Operating income

Intermodal	$79,430	68%	$62,638	70%
Dedicated	28,149	24%	18,616	21%
Truck	4,884	4%	5,835	6%
Integrated Capacity Solutions	4,064	4%	2,579	3%
Other (1)	70	0%	155	0%
Operating income	$116,597	100%	$89,823	100%

      (1) Includes corporate support activity

Operating Statistics by Segment
(unaudited)

	Three Months Ended March 31
	2012	2011

Intermodal

Loads	324,142	279,346
Average length of haul	1,704	1,741
Revenue per load	$2,141	$2,065
Average tractors during the period *	3,185	2,702

Tractors (end of period)
Company-owned	2,956	2,648
Independent contractor	299	88
Total tractors	3,255	2,736

Net change in trailing equipment during the period	331	2,600
Trailing equipment (end of period)	54,837	48,266
Average effective trailing equipment usage	50,596	45,847

Dedicated

Loads	351,187	345,653
Average length of haul	208	201
Revenue per truck per week**	$4,069	$4,004
Average trucks during the period***	4,881	4,652

Trucks (end of period)
Company-owned	4,600	4,340
Independent contractor	18	20
Customer-owned (Dedicated operated)	244	353
Total trucks	4,862	4,713

Trailing equipment (end of period)	11,163	11,241
Average effective trailing equipment usage	12,435	12,727

Truck

Loads	116,904	106,263
Average length of haul	498	533
Loaded miles (000)	57,551	56,206
Total miles (000)	66,264	63,986
Average nonpaid empty miles per load	73.8	70.1
Revenue per tractor per week**	$3,822	$3,672
Average tractors during the period *	2,615	2,550

Tractors (end of period)
Company-owned	1,563	1,632
Independent contractor	998	865
Total tractors	2,561	2,497

Trailers (end of period)	9,285	9,319
Average effective trailing equipment usage	8,154	8,167

Integrated Capacity Solutions

Loads	68,138	59,813
Revenue per load	$1,424	$1,250
Gross profit margin	14.3%	14.7%
Employee count (end of period)	379	331
Approximate number of third-party carriers (end of period)	29,800	26,100

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$5,713	$5,450
Accounts Receivable	447,706	411,479
Prepaid expenses and other	82,667	96,613
Total current assets	536,086	513,542
Property and equipment	2,713,194	2,658,143
Less accumulated depreciation	952,680	931,273
Net property and equipment	1,760,514	1,726,870
Other assets	26,262	26,920
	$2,322,862	$2,267,332

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Current debt	$100,000	$50,000
Trade accounts payable	301,636	251,625
Claims accruals	41,931	42,364
Accrued payroll	53,570	77,107
Other accrued expenses	46,283	17,419
Total current liabilities	543,420	438,515

Long-term debt	602,119	699,177
Other long-term liabilities	46,988	45,382
Deferred income taxes	500,039	516,715
Stockholders' equity	630,296	567,543
	$2,322,862	$2,267,332

Supplemental Data
(unaudited)

	March 31, 2012	December 31, 2011

Actual shares outstanding at end of period (000)	117,085	116,932

Book value per actual share outstanding at end of period	$5.38	$4.85

	Three Months Ended March 31
	2012	2011

Net cash provided by operating activities (000)	$146,272	$136,583

Net capital expenditures (000)	$83,782	$112,346